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                                                                 EXHIBIT
                                                                 4.18








                              CONSULTING AGREEMENT
                                      WITH
                                MELENTINA PUSZTAY
















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Exhibit 4.18


                              CONSULTING AGREEMENT




     This Consulting Agreement ("Agreement") is made and entered into as of the 1st day of January, 2003, by and between International Biofuel and Biochemical Corporation ("IBBC") ("The Principal"), of Wilton, Connecticut, and Melentina Pusztay of Westport, Connecticut ("Consultant"), with reference to the following facts:

     A. Consultant possesses special skills, knowledge and qualifications beneficial to the business of the Principal, which is the manufacturing and marketing of Bio-fuel.

     B. The parties hereto desire to enter into an Agreement under which the Consultant will provide consulting services to the Principal in connection with the development, manufacturing and marketing of Biofuel products, writing a business plan, managerial solutions and power point presentation.

     C. The parties intend that Consultant shall be an independent contractor with the Principal under this Agreement and not an employee of the Principal.


     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereto agree as follows:

1. Engagement and Term. The Principal hereby engages the services of the Consultant and the Consultant accepts such engagement on the terms and conditions set forth herein for a term commencing as of January 1, 2003 and terminating on December 31, 2003.

2. Duties. Consultant shall be engaged to provide consulting services for the Principal with respect to the conduct of its business as described above. Consultant shall perform such duties pertaining to the Principal's business as the Principal and Consultant shall from time to time mutually agree in connection with the Principal's business. Consultant shall be responsible for developing a Business Plan and a power point presentation for the Company.

3. Nature of Services. Consultant agrees to perform diligently and to the best of his talents, skills and expertise, all services which is required to perform under this Agreement and to devote such productive time thereto as Consultant reasonably determines to be necessary and appropriate to fulfill Consultant's obligation hereunder. Consultant shall not delegate the performance of any such services to any other person, firm or corporation without the prior written consent of the Principal. Consultant shall have the right to engage in any other gainful activities and businesses in his sole and absolute discretion, provided that Consultant hereby agrees that it shall not engage in a any activities and businesses which conflict or compete with the activities and business of the Principal. Consultant's services hereunder need not be performed at the Principal's offices. The Consultant agrees to provide five (5) hours of consulting a week to the Principal and it's associates and agrees to physically come to the Principal's office when necessary and agrees to travel on the Company's behalf or as mutually agreed.

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4.     Compensation. The Principal shall pay to Consultant, and Consultant agrees to accept as payment in full for all services rendered by it to the Principal during the term hereof as compensation, one hundred forty thousand (140,000) shares (the "Shares") of International Biofuel and Biochemical Corporation ("IBBC") common stock. In the event the shares are restricted securities as defined in the Securities Act of 1933 (the "1933 Act"), Principal agrees that in the event Consultant elects to register the shares pursuant to the 1933 Act, Principal will cooperate and assist Consultant in filing a Registration Statement Form S-8 at such time after the shares have been issued to the Consultant.

5. Expenses and Taxes. The Consultant shall be solely responsible for all out-of-pocket expenses incurred by Consultant in the performance of its duties hereunder, except that the Consultant shall be reimbursed by the Principal for travel expenses incurred in fulfilling his duties as herein described. Additionally, the Consultant shall be responsible for its income tax liability consistent with his status as an independent contractor.

6. Confidential Relationship Created by Agreement. Consultant acknowledges and agrees that this Agreement creates a relationship of confidence and trust on the part of Consultant for the benefit of the Principal. During the term of this Agreement, Consultant may be responsible, in whole or in part, for the creation of, or may acquire certain "Confidential Information" (as herein-after defined) from or regarding the Principal's employees, agents, and representatives or documents, or otherwise as a result of performing the services of Consultant hereunder. Consultant acknowledges and agrees that the Principal would not have entered into this Agreement unless the Principal were assured that all such confidential information would be held in confidence by Consultant, in trust for the sole benefit of the Principal, and according to the terms set forth in this paragraph 6.

       During the term of this Agreement and at all times thereafter, Consultant shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except the Principal's personnel entitled thereto and other persons designated in writing by the Principal. Consultant shall not cause, suffer or permit the Confidential Information to be sued for the gain or benefit of any party outside of the Principal or for Consultant's personal gain or benefit outside the scope of Consultant's engagement by the Principal.

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       The term "Confidential Information", as used herein, means all information or material not generally known by the general public which
       (a) gives the Principal some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Principal; (b) which is owned by the Principal or in which the Principal has an interest and (c) which is either (I) marked "Confidential Information", "Proprietary Information" or other similar marking, (II) known by the Consultant to be considered confidential or proprietary by the Principal or (III) from all of the relevant circumstances should reasonably be assumed by Consultant to be confidential and proprietary to the Principal. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections, and employees files. Confidential Information also includes any information described above which the Principal obtains from another third party and which the Principal treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Principal. NOTWITHSTANDING THE ABOVE, HOWEVER, NO INFORMATION CONSTITUTES CONFIDENTIAL INFORMATION IF IT IS GENERIC INFORMATION OR GENERAL KNOWLEDGE WHICH THE CONSULTANT WOULD HAVE LEARNED IN THE COURSE OF PERFORMING SIMILAR CONSULTING SERVICES ELSEWHERE IN THE TRADE OR IF IT IS OTHERWISE PUBLICLY KNOWN AND IN THE PUBLIC DOMAIN.

       Consultant agrees not to make any written use of or reference to the Principal's name for nay marketing, public relations, display or other business purpose or make any use of the Principal's facilities for any activity unrelated to the express business purposes and interests of the Principal under this Agreement, without the prior consent of the Principal, which consent may be withheld or granted in the Principal's sole and absolute discretion.

       Consultant acknowledges and agrees that the remedy at law for the breach of any provisions of this Paragraph 6 may be inadequate and that the Principal shall be entitled to injunctive relief without bond, in addition to any other rights or remedies which the Principal may have for such breach.

       Consultant agrees that the obligations, covenants and agreements of the Consultant and the rights of the Principal as set forth in this Paragraph 6 shall survive any termination expiration of this Agreement.

7. No Conflicting Agreements. Consultant warrants and represents that there are no agreements to which it is a party which would prevent its timely and complete performance of the terms and conditions of this Agreement, and Consultant agrees not to enter into any such agreement during the term of this Agreement.

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8.     Indemnification. Each party, (Indemnifying Party) agrees to indemnify and hold harmless the other party (Indemnified Party) and each of the Indemnified Party's directors, officers, agents, employees, and controlling persons against any losses, claims, damages, or liabilities related to or arising out of any actions or omissions committed by the Indemnifying Party hereunder (including any violations of applicable federal and state securities laws.) The provisions of this section shall survive any termination of this Agreement and shall be binding upon any successors or assigns of the Principal.

9. Notice. All notices or demands of any kind which either party hereto may be required or desires to serve upon the other party under the terms of this Agreement shall be in writing and shall be served upon such other party by personal delivery upon such other party or by leaving a copy of said notice or demand, addressed to such other party at the address set forth below, whereupon service shall be deemed completed, or by mailing a copy thereof by certified or registered mail, postage prepaid with the return receipt requested, to the appropriate address set forth below.

       If to the Consultant:

                  Melentina Pusztay
                  1655 Post Road E. #19
                  Westport, CT.  06880

       If to the Principal:

                 International Biofuel and Biochemical Corporation
                 5 River Road
                 Suite 301
                 Wilton, CT  06897

       In the case of service by mail, it may be deemed complete at the expiration of the third day after the date of mailing. The address to which notices and demands shall be delivered or sent may be changed from time to time by notice served as hereinabove provided.

10. Attorneys' Fees. In the event of any action or proceeding between the parties hereto to enforce any provision or right hereunder, the unsuccessful party to such action or proceeding agrees to pay the successful party all costs and expenses, including but not limited to, actual attorneys' fees incurred therein by; such successful party, which costs, expenses and attorneys' fees shall be included in and as a part of any judgment or award rendered in such action or proceeding.

11. Relationship and Authority. The relationship between the Principal and Consultant intended to be created by this Agreement is that of independent contractor and nothing herein contained shall be construed as creating a relationship of employer and employee or principal and agent between the parties hereto. Consultant agrees that it shall neither act nor make any representation that is authorized to act as an agent or officer of the Principal.

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12.    Assignment. The services to be rendered and the duties to be performed by
       Consultant hereunder are of a unique and personal nature. Nothing contained in this Agreement shall be construed to permit assignment by Consultant of any right or obligation under this Agreement and any such assignment is expressly prohibited.

13. Paragraph Headings. The headings of the several paragraphs of this Agreement are inserted solely for convenience of reference and are not part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

14. Entire Agreement. This Agreement is intended to constitute the final, entire, complete and exclusive agreement between the parties hereto pertaining to the subject matter hereof, and expressly supersedes all prior written and oral agreements and understandings between the parties hereto with respect to the subject matter hereof.

15. Engagement of Will. Any continuance of Consultant's engagement by Principal and Consultant after expiration of the term of this Agreement shall be deemed an engagement of will and shall be subject to termination with or without cause by either Principal or Consultant upon delivery of notice thereof to the other party. Any such continuance of engagement shall be upon the terms and conditions as set forth herein or as otherwise mutually agreed between the parties.

16. Waiver; Modification. No provisions of this Agreement may be amended or modified, or the termination or discharge thereof agreed to or acknowledged orally, but such may be accomplished only by an agreement in writing signed by the party against whom the enforcement of any such waiver, amendment, modification, termination or discharge is sought.

17. Severability. The provisions of this Agreement are severable, and in the event that any provision is declared invalid, this Agreement shall be interpreted as if such invalid provision were not contained herein.

18. Applicable Law. This Agreement shall constitute a contract under the laws of the State of Connecticut and shall be governed and construed in accordance with the laws of said state.

19. Execution of Documents. The Principal and Consultant shall, whenever and as often as reasonably requested to do so by any other party, execute, acknowledge and deliver or cause to be executed, acknowledged or delivered, any and all agreements and instruments as may be necessary, expedient or proper in the opinion of the requesting party to carry out the intent and purposes of this Agreement.

20. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all together shall constitute one and the same Agreement.


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     INTENDING TO BE LEGALLY BOUND, the parties hereto have executed this
Agreement as of the day and year first set forth above.


"CONSULTANT"                                  "PRINCIPAL"
                            International Biofuel and Biochemical Corporation




___________________________     By_______________________________
Melentina Pusztay                   LeeRoy Allen, Jr., President




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